                                                                      EXHIBIT 21

                                Manor Care, Inc.
                           Subsidiaries of the Company

Manor Care, Inc. is a Delaware corporation. The following list sets forth the principal subsidiaries of the Company and the place of their incorporation. Except as otherwise noted, all of these subsidiaries are directly or indirectly wholly owned by the Company.

     1. ManorCare Health Services, Inc., a Delaware corporation - includes 48 active omitted subsidiaries operating in the United States and providing health care services.

     2. New ManorCare Health Services, Inc., a Delaware corporation - includes two active omitted subsidiaries operating in the United States and providing health care services.

     3.   Four Seasons Nursing Centers, Inc., a Delaware corporation.

     4.   Health Care and Retirement Corporation of America, an Ohio corporation
          - includes 19 active omitted subsidiaries operating in the United States and providing health care services.

     5. Heartland Rehabilitation Services, Inc., an Ohio corporation - includes 19 active omitted subsidiaries operating in the United States and providing health care services.

     6. HCR Home Health Care and Hospice, Inc., an Ohio corporation - includes two active omitted subsidiaries operating in the United States and providing health care services.

     7. In Home Health, Inc., a Minnesota corporation. 8. MileStone Healthcare, Inc., a Delaware corporation.

     9. Heartland Information Services, Inc., an Ohio corporation, of which the Company owns approximately 97 percent of its common stock.

     10.  MNR Finance Corp., a Delaware corporation.